3: MG High Yield Bond Fund 10f3

MG High Yield Bond Fund 10f3

Transactions Q3 20000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Williams Communications	Metromedia Fiber	360 Networks
Underwriters	Lehman, Merrill, Salomon Smith Barney, ABN, BofA, Chase, CSFB, DB AB, Wasserstein Perella	Salomon Smith Barney, Chase, DB AB, DLJ, Goldman, MSDW	DLJ, Goldman, Bear Stears, Chase, CSFB, MSDW, RBC DS Global, Salomon Smith Barney, TD Securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	WCG 11.7%, 8/1/08	MFNX 10%, 12/15/09	TSIX 13%, 5/1/08
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	No
Name of underwriter or dealer from which purchased	Merrill	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/3/00	11/12/99	4/20/00

Total dollar amount of offering sold to QIBs	$ 575,000,000	$ -	$ 600,000,000
Total dollar amount of any concurrent public offering	-	$ 750,000,000
Total	$ 575,000,000	$ 750,000,000	$ 600,000,000

Public offering price	$ 100.00	$ 99.20	$ 97.59
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	2.34%	2.63%	2.50%
Rating	B+/B2	B+/B2	B/B3
Current yield	11.70%	10.08%	13.32%

Total par value purchased	$ 7,000,000	n/a	n/a
$ amount of purchase	$ 7,000,000	n/a	n/a

% of offering purchased by fund	1.22%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total	1.22%	n/a	n/a